Exhibit 99.1
Awaken Limited
Index to Combined Financial Statements

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Shareholders of
Awaken Limited:
In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of mandatorily redeemable convertible preferred shares and shareholders’ deficit and of cash flows present fairly, in all material respects, the combined financial position of Awaken Limited, its subsidiary, Awaken (Beijing) Communications Technology Co. Ltd., and its related company, Beijing Zhangzhong MIG Information Technology Co. Ltd., at September 30, 2007, and the combined results of their operations and their combined cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, People’s Republic of China
March 5, 2008

AWAKEN LIMITED
COMBINED BALANCE SHEET
As of September 30, 2007
(RMB in thousands, except share and per share data)

September
30, 2007
ASSETS
Current assets:
Cash and cash equivalents	9,459
Accounts receivable, net of allowance for doubtful accounts	1,974
Prepaid expenses and other current assets	217
Amount due from related parties	831

Total current assets	12,481

Non current assets:
Property and equipment, net	363
Deferred tax assets	28
Long-term prepayment	95

Total non current assets	486

Total assets	12,967

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	193
Income tax payable	1,033
Accrued expenses and other current liabilities	2,182
Deferred revenue	183

Total current liabilities	3,591

Other long-term liabilities	23,135

Total liabilities	26,726

Commitments and contingencies (Note 4)

Mandatorily Redeemable Convertible Preferred Shares, US $0.01 par value: 533,750 shares authorized; 427,000 shares issued and outstanding	18,532

Shareholders’ deficit:
Ordinary Shares, US $0.01 par value: 4,466,250 shares authorized; 1,352,412 shares issued and outstanding	112
Additional paid-in capital	12,466
Receivables from shareholders	(2,000)
Accumulated other comprehensive income	1,006
Accumulated deficit	(43,875)

Total shareholders’ deficit	(32,291)

Total liabilities, mandatorily redeemable convertible preferred shares and shareholders’ deficit	12,967

The accompanying notes are an integral part of these combined financial statements.

AWAKEN LIMITED
COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(RMB in thousands)

For the Nine
Months
Ended
September
30, 2007
Revenues	12,626

Cost of revenues	666

Gross profit	11,960

Operating expenses:
Research and development	2,349
Sales and marketing	628
General and administrative	3,092

Total operating expenses	6,069

Income from operations	5,891

Interest and other income, net:
Interest income	32
Other expense, net	(16)

Interest and other income, net	16

Income before income taxes	5,907
Income tax provision	11,666

Net loss	(5,759)

Accretion of preferred shares	(4,875)

Net loss available to ordinary shareholders	(10,634)

The accompanying notes are an integral part of these combined financial statements.

AWAKEN LIMITED
COMBINED STATEMENT OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES
AND SHAREHOLDERS’ DEFICIT
For the nine months ended September 30, 2007
(RMB in thousands, except share data)

	Mandatorily
	Redeemable						Accumulated
	Convertible				Additional	Receivables	Other		Total
	Preferred Shares		Ordinary Shares		Paid-In	From	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Shareholders	Income	Deficit	Deficit
Balances at December 31, 2006	427,000	14,210	1,352,412	112	16,968	(2,000)	479	(25,881)	(10,322)

Adjustment to accumulated deficit upon adoption of FIN 48								(12,235)	(12,235)
Net loss								(5,759)	(5,759)
Non-cash contribution from shareholders					373				373
Accretion of preferred shares to redemption value		4,875			(4,875)				(4,875)
Foreign currency translation adjustments		(553)					527		527

Balances at September 30, 2007	427,000	18,532	1,352,412	112	12,466	(2,000)	1,006	(43,875)	(32,291)

The accompanying notes are an integral part of these combined financial statements.

AWAKEN LIMITED
COMBINED STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2007
(RMB in thousands)

Cash flows from operating activities:
Net loss	(5,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	183
Expense paid by a related party	373
Loss on disposal of property and equipment	9
Allowance for doubtful accounts	252
Deferred tax assets	(24)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,064)
Decrease in prepaid expenses and other current assets	553
Increase in long-term prepayment	(95)
Increase in amount due from related parties	(485)
Decrease in accounts payable	(96)
Increase in income tax payable	679
Increase in accrued expenses and other current liabilities	264
Increase in deferred revenue	174
Increase in other long-term liabilities	10,900

Net cash provided by operating activities	5,864

Cash flows from investing activities:
Purchases of property and equipment	(138)

Net cash used in investing activities	(138)

Cash flows from financing activities:	—

Net increase in cash and cash equivalents:	5,726

Cash and cash equivalents at the beginning of the period	3,733

Cash and cash equivalents at the end of the period	9,459

Supplemental disclosure of cash flow information:

Cash paid for taxes	108
Expense paid by a related party represented expenses paid on behalf of Beijing Zhangzhong MIG Information Technology Co. Ltd. (“MIG”) by Beijing Since Times Telecommunication Technology Limited (“Since Times”), which was accounted for as non-cash capital contribution from certain shareholders. Since Times is a company owned by a shareholder of MIG and a shareholder of the Company (see Note 9).
The accompanying notes are an integral part of these combined financial statements.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(RMB in thousands, except share and per share data)
NOTE 1 – ORGANIZATION and PRINCIPAL BUSINESS ACTIVITIES
     Awaken Limited (“Awaken” or the “Company”) was incorporated in the British Virgin Islands in 2001. The Company, together with its subsidiary and a related company noted below, is collectively referred to as the “Group.”

	Date of	Place of		Percentage	Relationship
	Incorporation	Incorporation		of	with Awaken
	/Registration	/Registration	Owners	Ownership	Limited
Awaken(Beijing) Communications Technology Co. Ltd. (the “WFOE”)	November 5, 2002	PRC	Awaken Limited	100%	Subsidiary

Beijing Zhangzhong MIG Information			Wang Xin	49%
Technology Co. Ltd. (“MIG”)	February 20, 2002	PRC	You Yanli	51%	Related Company
     During the period presented, Awaken, WFOE and MIG were effectively operated under common management.
     The Group is principally engaged in publishing games for mobile phones in the Peoples Republic of China (the “PRC”). The Group distributes mobile games primarily through China Mobile Communications Corporation (“CMCC”), the largest wireless carrier in the PRC, and a few other non-carrier websites through a related company, MIG. MIG obtained a content provider (“CP”) license and a wireless value-added service (“WVAS”) provider license from the Chinese government which authorizes MIG to distribute mobile games in the PRC. In absence of these licenses, MIG would not be allowed to distribute games through CMCC.
     On December 19, 2007, Glu Mobile Inc. acquired Awaken Limited and its subsidiary Awaken (Beijing) Communications Technology Co. Ltd., as well as Beijing Zhangzhong MIG Information Technology Co. Ltd. (“MIG”) (see Note 11).
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Combination
     The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Group has incurred recurring losses since inception and had an accumulated deficit of RMB 43,875 as of September 30, 2007. The Group incurred a net loss of RMB 5,759 for the nine months ended September 30, 2007. The Group’s operations and capital expenditures have been funded by capital contributions from its shareholders and operational sources of cash. The Group’s ability to continue as a going concern is dependent on sustained growth in revenues and consistent operating margins. In December 2007, the Group was acquired by Glu Mobile Inc. who has provided a letter of financial support for the next 12 months. Although management believes these factors will alleviate the uncertainty of the Group’s ability to continue as a going concern, there is no assurance that these factors will provide sufficient working capital to sustain future operations or that additional capital will be available. The financial statements do not include any adjustments that might be necessary if the Group is unable to continue as a going concern.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
     The combined financial statements include the accounts of the Company, its subsidiary, WFOE, and a related company, MIG. The Group qualifies for combined financial statement presentation under Rule 3-05 of Regulation S-X as the entities were determined to have been under common management during the period presented and since the acquisitions of the entities by Glu Mobile Inc. (see Note 11) were conditional of each other and part of a single common event. The assets and liabilities of these companies have been stated at historical net book value. All inter-company transactions and balances among the Company, its subsidiary and its related company have been eliminated upon combination.
Use of Estimates
     The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Group’s management to make judgments, assumptions and estimates that affect the amounts reported in its combined financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material.
Revenue Recognition
     The Group’s revenues are derived primarily by licensing software products in the form of mobile games. License arrangements with the end user are perpetual which gives an end user the right to use the licensed game on the registered handset on a perpetual basis. The Group distributes its products primarily through mobile telecommunications service providers and other distributors (“Carriers”), which market the games to end users. License fees are usually billed by the carrier upon download of the game by the end user. The Group applies the provisions of Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, to all transactions.
     Revenues are recognized from our games when persuasive evidence of an arrangement exists, the game has been delivered, the fee is fixed or determinable, and the collection of the resulting receivable is probable. Management considers a signed license agreement to be evidence of an arrangement with a carrier and a “clickwrap” agreement to be evidence of an arrangement with an end user. For these licenses, the Group defines delivery as the download of the game by the end user. The Group recognizes revenues upon the receipt of a carrier revenue report which is when the Group’s portion of a game’s licensed revenues are fixed or determinable and collection is probable.
     In accordance with Emerging Issues Task Force, or EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, revenue is recognized at the net amount the Carriers pay to the Group upon the sale of the Group’s applications, net of any service or other fees earned and deducted by the Carriers. Key indicators that it evaluated to reach this determination include:
•	Subscribers contact the Carriers directly. The Carriers have most of the customer service interaction and are generally viewed as the primary obligors by the end customers;

•	Carriers generally have significant control over the types of applications and content that are offered to their subscribers;

•	Carriers are directly responsible for billing and collecting fees from subscribers, including the resolution of billing disputes;

•	Carriers generally pay the Group a fixed percentage of revenue collected;

•	Carriers generally must approve the price of our applications in advance of their sale to subscribers, and the Group’s more significant carrier customers have the ability to set the ultimate price charged to the subscribers; and

•	The Group has limited risks, including no inventory risk and limited credit risk.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Cost of Revenues
     The Group’s royalty expenses consist of fees that it pays to branded content owners for the use of their intellectual property, including trademarks and copyrights, in the development of the Group’s games. Royalty-based obligations are either paid in advance and capitalized on the balance sheet as prepaid expenses or accrued as incurred and subsequently paid. These royalty-based obligations are expensed to cost of revenues at the greater of the revenues derived from the relevant game multiplied by the applicable contractual rate or an effective royalty rate based on expected net product sales. Advanced license payments that are not recoupable against future royalties are capitalized and amortized over the lesser of the estimated life of the branded title or the term of the license agreement.
Research and Development Costs
     The Group charges costs related to research, design and development of products to research and development expense as incurred. The types of costs included in research and development expenses include salaries, contractor fees and allocated facilities cost.
Software Development Costs
     The Group applies the principles of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“SFAS No. 86”). SFAS No. 86 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Group has adopted the “tested working model” approach to establishing technological feasibility for its games. Under this approach, the Group does not consider a game in development to have passed the technological feasibility milestone until the Group has completed a model of the game that contains essentially all the functionality and features of the final game and has tested the model to ensure that it works as expected. To date, the Group has not incurred significant costs between the establishment of technological feasibility and the release of a game for sale; thus, the Group has expensed all software development costs as incurred. The Group considers the following factors in determining whether costs can be capitalized: the emerging nature of the mobile game market; the gradual evolution of the carrier platforms and mobile phones for which it develops games; the lack of pre-orders or sales history for its games; the uncertainty regarding a game’s revenue-generating potential; its lack of control over the carrier distribution channel resulting in uncertainty as to when, if ever, a game will be available for sale; and its historical practice of canceling games at any stage of the development process.
Advertising Expenses
     The Group expenses the production costs of advertising the first time the advertising takes place. Advertising expense was RMB 102 during the nine months ended September 30, 2007.
Cash and Cash Equivalents
     The Group considers all investments purchased with an original maturity of three months or less to be cash equivalents. The Group deposits cash and cash equivalents with financial institutions that management believes are of high credit quality. Cash and cash equivalents comprise cash on hand and demand deposits placed with banks or other financial institutions. The cash and cash equivalents of the Group included aggregate amounts of RMB 9,459 at September 30, 2007.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Fair Value of Financial Instruments
     For certain of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to their relatively short maturity.
Long-term Prepayments
     Long-term prepayments are fees paid to branded content owners for use of copyrights in the development of games. The Group computes amortization using the straight-line method over the contractual period.
Long-Lived Assets
     The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying values of these assets may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. The Group recognizes impairment based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or a discounted cash flow analysis.
Property and Equipment
     The Group states property and equipment at cost less accumulated depreciation. The Group computes depreciation or amortization using the straight-line method over the estimated useful lives of the respective assets or, in the case of leasehold improvements, the lease term of the respective assets, whichever is shorter.
     The depreciation and amortization periods for the Group’s property and equipment are as follows:

Computer equipment	Three years
Furniture and fixtures	Three years
Deferred Revenue
     Deferred revenue generally consist of advances received from customers for royalties paid prior to fulfilling its commitments to the customers.
Income Taxes
     The Group accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Under SFAS No. 109, the Group determines deferred tax assets and liabilities based on the temporary difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which it expects the differences to reverse. The Group establishes valuation allowances when necessary to reduce deferred tax assets to the amount it expects to realize.
     The Group is subject to income tax audits in all of the jurisdictions in which it operates and, as a result, must also assess exposures to any potential issues arising from current or future audits of current and prior years’ tax returns or certain positions taken on tax returns. Accordingly, the Group must assess such potential exposure and, where necessary, provide a reserve to cover any expected loss.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation creates a two step approach for evaluating uncertain tax positions. First, recognition occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Second, measurement determines the amount of benefit that it is more-likely-than-not to be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. The Group adopted the provisions of FIN 48 on January 1, 2007 (see Note 7).
Comprehensive Income/(Loss)
     Comprehensive income/(loss) consists of two components, net income/(loss) and other comprehensive income/(loss). Other comprehensive income/(loss) refers to gains and losses that under generally accepted accounting principles are recorded as an element of shareholders’ equity but are excluded from net income/(loss). The Group’s other comprehensive income/(loss) currently includes only foreign currency translation adjustments.
Foreign Currency Translation
     The functional currency of the Company is the United States dollar. The functional currencies of the WFOE and MIG are their local currencies. Assets and liabilities denominated in foreign currencies are translated using exchange rates in effect at the balance sheet dates, and revenue and costs are translated using average exchange rates for the year. The exchange differences arising from foreign currency transactions are included in the combined statement of operations. The reporting currency of the Group is the Renminbi (“RMB”).
     The entity that uses a different functional currency is translated into RMB using the exchange rate in effect at balance sheet dates for non-equity balance sheet items and average exchange rates for income and expenses during each reporting period. Translation adjustments resulting from translation of these combined financial statements are reflected as foreign currency translation adjustment in accumulated other comprehensive income/(loss) within shareholders’ deficit.
Mandatorily Redeemable Convertible Preferred Shares
     The carrying value of Preferred Shares is adjusted by periodic accretions, on the effective-interest basis, so that the carrying amount will equal the redemption amount at the earliest redemption date. These adjustments on Series A Preferred Shares were effected through charges against additional paid-in capital and accumulated deficit, as appropriate. The adjustments on Series A Preferred Shares increased net loss available to ordinary shareholders.
Segment Reporting
     The Group follows Statement of Financial Accounting Standards No. 131, Disclosures about Segment of an Enterprise and Related Information (“SFAS No. 131”), for its segment reporting.
     The Group operates and manages its business as a single segment. The Group primarily generates its revenues from customers in the PRC. Accordingly, no geographical segments are presented.
Operating leases
     Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases net of any incentives received from the lessor are charged to the combined statements of operations on a straight-line basis over the terms of the underlying lease.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Recent Accounting Pronouncements
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning after November 15, 2007. The FASB has deferred the implementation of SFAS 157 by one year for certain non-financial assets and liabilities such as this will be effective for the fiscal year beginning January 1, 2009. The Group is currently evaluating the impact of the adoption of the provisions of SFAS 157 on its financial position, results of operations and cash flows.
     In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 11” (“SFAS 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS No. 159 is effective beginning January 1, 2008. The Group is currently evaluating whether it will elect to adopt SFAS 159 and if elected to adopt, the impact of the adoption of the provisions of SFAS 159 on its financial position, results of operations and cash flows.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, and will be adopted by the Group in the first quarter of fiscal 2009. The Group is currently evaluating the impact, if any, of the adoption of the provisions of SFAS 141R on its financial position, results of operations and cash flows.
NOTE 3 — BALANCE SHEET COMPONENTS
Accounts Receivable, Net

September 30,
2007
Trade receivables	2,029
Less: Allowance for doubtful accounts	(55)

Total	1,974

     Accounts receivable includes amounts billed as of the balance sheet date. The Group had no significant write-offs or recoveries during the nine months ended September 30, 2007.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Property and Equipment, Net

September 30,
2007
Computer equipment	819
Furniture and fixtures	20

Total:	839
Less: Accumulated depreciation	476

Net:	363

     Depreciation expense was approximately RMB 183 for the nine months ended September 30, 2007.
Deferred Revenue
     At September 30, 2007, the balance of deferred revenue was RMB 183 and mainly consisted of advances received from a single customer.
Accrued Expenses and Other Current Liabilities
     Accrued expenses and other liabilities consisted of the following:

September 30,
2007
Other taxes payable	417
Accrued welfare fund	809
Accrued social insurance	799
Office rental	96
Other	61

Total	2,182

NOTE 4 — COMMITMENTS AND CONTINGENCIES
 Commitments
 Leases
     The Group leases office premises under noncancelable operating facility leases with various expiration dates through February 2009. Rental expense for the nine months ended September 30, 2007 was approximately RMB 652.
     At September 30, 2007, future minimum lease payments under noncancelable operating leases were as follows:

Year ending December 31,
2007 (remaining three months)	197
2008	747
2009	45

Total	989

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Contingencies
     The Group is subject to claims and assessments from time to time in the ordinary course of business. The Group’s management does not believe that any of these matters, individually or in the aggregate, will have a materially adverse effect on the Group’s business, financial condition or results of operations, and thus no amounts were accrued for these exposures at September 30, 2007.
NOTE 5 — SHAREHOLDERS’ DEFICIT
Ordinary Shares
     The Company’s Amended and Restated Memorandum and Articles of Association (“Articles of Association”) were amended in 2004 to increase the number of authorized shares of the Company’s US $0.01 par value Ordinary Shares to 4,466,250 shares.
     As of September 30 2007, 4,466,250 ordinary shares were authorized at US $0.01 par value, with 1,352,412 Ordinary Shares issued and outstanding. As of September 30, 2007, the Company has reserved a total of 711,666 ordinary shares for the conversion of the Series A Preferred Shares.
NOTE 6—MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES
     In February 2004, the Company issued 373,625 shares of Series A Preferred Shares at US $4.683841 per share for a total purchase price of US $1.75 million (equivalent RMB 14,485).
     In May 2004, the Company issued 53,375 shares of Series A Preferred Shares. As of September 30, 2007, there were 427,000 shares of Series A Preferred Shares outstanding, which were convertible into 711,666 shares of Ordinary Shares. As of September 30, 2007, the liquidation preference of the Series A Preferred Shares totaled US $2.5 million (equivalent RMB 18,741).
     Rights and preferences of the mandatorily redeemable convertible preferred shares include:
Voting
     Holders of Series A Preferred Shares have voting rights equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares. The Series A Preferred shareholders shall generally vote together with the ordinary shareholders and not as a separate class, except in certain situations as provided in the Articles of Association.
Dividends
     Holders of Series A Preferred Shares are entitled to receive out of any funds legally available therefore, when and if declared by the Board of Directors of the Company, dividends at a rate or in the amount as the Board of Directors of the Company considers appropriate. Until February 10, 2014, no dividends shall be paid on the Ordinary Shares or any other series of shares of the Company unless a dividend, cash or otherwise, in like amount is first paid in full on the Series A Preferred Shares on an as-converted basis.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Liquidation
     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares, by reason of their ownership thereof, the amount of 125% of the applicable original issue price per share (as adjusted for share dividends, splits, combinations, recapitalization or similar events) for each of the Series A Preferred Share, plus declared and unpaid dividends. After the full liquidation preference amount on all outstanding Series A Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to the shareholders shall be distributed pro rata among the holders of the Series A Preferred Shares on an as-converted basis together with the holders of the Ordinary Shares. If the assets and funds distributed among the holders of the Series A Preferred Shares are insufficient to permit the payment to such holders, then the entire assets and funds of the Group legally available for distribution shall be distributed ratably among the holders of Series A Preferred Shares in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Conversion Rights
     The Series A Preferred Shares are convertible into Ordinary Shares at the option of the holder at any time, or automatically on the closing of an underwritten public offering with gross proceeds in excess of US $50 million and with an offering price of at least US $5 per share, or on written consent of 66 and 2/3% of outstanding Preferred shareholders.
Conversion Price
     The Series A Preferred Shares are converted to Ordinary Shares by dividing the Original Issue price of Series A Preferred Shares by the conversion price of the Series A Preferred Shares that is in effect at the time of conversion (the conversion price). The conversion price is adjusted (as discussed in Section 10(f) of the Articles of Association) to mitigate the anti-dilution effects of certain events, including adjustments upon Ordinary Shares events, adjustments for other dividends and distributions, adjustments for reclassification, exchange and substitution and adjustments due to reorganizations, mergers and consolidations. In addition, the conversion price is subject to adjustment on December 31, 2004 based on 2004 audited consolidated financial statements.
     In March 2004, the Company issued 16,667 Ordinary Shares for a total consideration of US $50,000. Upon the issuance of these Ordinary shares, the conversion price of the Series A Preferred Share was adjusted from US $4.683841 to US $4.65 per share.
     On December 31, 2004, the Series A Preferred Share conversion price was adjusted in accordance with Section 10(f)(5) of the Articles of Association, as the Company did not meet its financial targets for the year ended December 31, 2004 as defined. The conversion price of the Series A Preferred Shares was adjusted from US $4.65 to US $2.79 per share.
     As a result of the adjustments to the conversion rates described above, the Company recorded a beneficial conversion feature as a discount on the Series A Preferred Shares of US $1,099,000 (equivalent RMB 9,085) during the year ended December 31, 2004. This discount is accreted against income available to Ordinary shareholders over the remaining redemption period.
Redemption
     At any time after February 18, 2008 (4th anniversary after the original issue date, or the “Redemption Date”), the holders of more than 50% of the then-outstanding Series A Preferred Shares may upon written request require the Company redeem all of the outstanding Series A Preferred Shares. The redemption amount is to be paid in cash in an amount per share equal to the original issue price of US $4.683841 plus an annualized return of 10% plus all declared but unpaid dividends. The estimated minimum redemption value will be US $2.9 million (equivalent RMB 21,940) at the Redemption Date. If the Series A Preferred Shares remains outstanding on or after the Redemption Date, the Company shall not declare or pay any dividend nor

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
make any distributions of its profits available for distribution. Any redemption of Preferred Shares must be made on a proportionate basis among the holders of the Series A Preferred Shares.
     For the nine months ended September 30, 2007, the Company recorded charges to additional paid-in capital of US $650,000 (equivalent RMB 4,875) related to the accretion of the Preferred Shares to their redemption value.
Call Options
     In addition to the rights described above, the holders of the Series A Preferred Shares are entitled to purchase an additional 160,125 Series A Preferred Shares for an aggregate purchase price of US $750,000 (“Call Option I”). Call Option I was exerciseable during the nine month period following the closing of the Series A Preferred Shares purchase. If, at the end of Call Option I, certain shareholders have not exercised their rights under Call Option I, then an additional option ( “Call Option II”) would be issued to these Series A Shareholders with rights to purchase an additional 82,115 Series A Preferred Shares for an aggregate purchase price of US $500,000. Call Option II was exercisable during the nine month period following the end of Call Option I term. These call options were not exercised and expired in November 2004 and August 2005.
     In conjunction with the issuance of these call options, the Company calculated the fair value of these options using a Black-Scholes option pricing model and recorded a discount on the Series A Preferred Shares for the fair value of the call options of US $282,000 (equivalent RMB 2,336). This discount was included in the accretion charge associated with the redemption value. The fair value of the call options was accreted to income available to Ordinary shareholders over the term of the call options.
NOTE 7 — INCOME TAXES
     The Company is a tax exempted company incorporated in the British Virgin Islands. Under the laws of the British Virgin Islands, the Company is not subject to tax on income or capital gain.
     Prior to January 1, 2008, the Company’s subsidiary and a related company in China were governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises (“FEIT”) which applies to foreign invested enterprises (“FIE”) or Income Tax Law of the PRC (“EIT”) which applies to domestic enterprises in the PRC. Pursuant to both sets of law, enterprises were subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax), or 15% for certain technology enterprises, on PRC taxable income. Furthermore, new and high-tech enterprises, as approved by relevant tax authorities, were exempted from Chinese state corporate income tax for three years, beginning with their first year of operations, and were entitled to a 50% tax reduction, or a rate of 7.5%, for the subsequent three years and 15% thereafter. The WFOE was subject to tax at a statutory rate of 33%. MIG was approved a new and high-tech enterprise in 2002 and accordingly, subject to compliance with certain conditions, MIG was exempt from corporate income tax in 2002-2004 and was entitled to a tax rate of 7.5% in 2005-2007. MIG also operates through a branch located in Hefei city, Anhui province (“MIG Hefei”), which was subject to tax at a statutory rate of 33%.
     In March 2007, the Chinese government promulgated the Corporate Income Tax Law (“new CIT”), which became effective on January 1, 2008. The new CIT imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises. The existing income tax laws, which stipulated income tax rates for domestic and foreign invested enterprises at different rates, were abolished simultaneously. The new CIT provides for a five-year transitional period for FIEs during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as “software enterprises” and/or “high and new technology enterprises,” whether FIEs or domestic companies. Enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them (i) in the case of

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
preferential tax rates, for a period of five years from January 1, 2008, or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term or the end of the five year grace period.
     The reduced income tax rate for enterprises in high and new technology enterprises strongly supported by the State remains at 15% under the new CIT. However, the encouraged sectors which will be eligible for preferential tax treatments under the new law and the detailed implementation rules, including the approval process, have not been promulgated. Accordingly, the Group re-measured their deferred tax balances at the enacted unified rate of 25% at the balance sheet date which resulted in an increase of deferred tax asset of RMB 20. The Group will continue to assess the impact of such new law in the future and re-measure their deferred tax balances at the applicable rates at the end of each reporting period.
The components of income before income taxes for the nine months ended September 30, 2007 were:

PRC	6,084
Outside PRC	(177)

Total	5,907

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
     The income tax provision (benefit) for the nine months ended September 30, 2007 was:

Current	11,690
Deferred	(24)

Income tax expense	11,666

     A reconciliation of income tax expense at statutory rates to the income tax provision of the Group at 33% effective tax rate is as follows for the nine months ended September 30, 2007:

Tax at statutory rate	1,949
Tax holiday rate differential	(2,672)
Unrecognized tax benefits	10,900
Non-deductible expense	1,035
Valuation allowance	454

Total tax provision	11,666

     Deferred tax assets and liabilities at the enacted rate consist of the following:

September 30,
2007
Deferred tax assets:
Difference in tax bases for the estimated useful lives and residual value of property and equipment	28
Net operating loss carryforwards	2,132

Total deferred assets	2,160
Deferred tax liabilities:
Less: valuation allowance	(2,132)

Net deferred tax asset	28

     In accordance with SFAS No. 109 and based on all available evidence on a jurisdictional basis, the Group believes that, it is more likely than not that its net operating loss regarding the WFOE and MIG Hefei which give rise to deferred tax assets will not be utilized, and has recorded a full valuation allowance for the net operating losses against its net deferred tax assets. The remaining deferred tax assets related to MIG that is more likely than not its benefits of the deferred tax assets will be realized. The Group evaluates a variety of factors in determining the amount of the valuation allowance, including, its limited earnings history, the tax holiday period, the existence of taxable temporary differences, and near-term earnings expectations. Future reversal of the valuation allowance will be recognized either when the benefit is realized or when it has been determined that it is more likely than not that the benefit will be realized through future earnings.
     At September 30, 2007, the Group had net operating loss carryforwards of approximately RMB 8,527. The loss carryforwards will expire during the period 2008 to 2012.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
     The Company adopted FIN 48 on January 1, 2007. The Group recorded an adjustment of RMB 12,235 to the opening balance of accumulated deficit as of January 1, 2007 as a result of the implementation of FIN 48. The Group’s policy is to recognize penalties and interest accrued on all uncertain tax positions as a component of income tax expense in the combined statement of operations and record the liabilities as Other long-term liabilities in the combined balance sheet. During the nine months ended September 30, 2007, the Group recognized penalties of RMB 7,577 and interest of RMB 324 associated with the uncertain tax positions. As of September 30, 2007, the Group accrued penalties of RMB 15,845 and interest of RMB 372 associated with the uncertain tax positions. The Group intends to negotiate these open matters with relevant tax authorities as soon as practicable and expects to resolve these matters and settle all liabilities, if any, beyond twelve months from the balance sheet date. It is anticipated that the amount of unrecognized tax benefits will change in the next twelve months; however these changes are not expected to have a significant impact on the results of operations, cash flows or the financial position of the Group.
     In accordance with PRC tax law and regulations, the Chinese tax authority may within three years require the taxpayer or the withholding agent to settle taxes which are in arrears. In certain cases resulting from the fault of the taxpayer or the withholding agent, the period for pursuing the collection of the taxes in arrears may be extended to five years. In practice, a tax audit / examination or tax assessment notice issued by the tax authorities does not represent finalisation or closure of a tax year.
     A reconciliation of the total amounts of unrecognized tax benefits (recorded in other long-term liabilities) at September 30, 2007 was as follows:

Balance at January 1, 2007	3,920
Additions based on uncertain tax positions related to the current period	2,998

Balance at September 30, 2007	6,918

     Prior to the promulgation of the new CIT, dividend payments to foreign investors made by foreign-invested enterprises are exempt from PRC withholding tax. On December 6, 2007, the PRC State Council issued the Detail Implementation Regulations (“DIR”) of the CIT Law. Pursuant to the DIR, a 10% withholding tax will be levied on dividends declared on or after January 1, 2008, unless the investor is deemed as PRC Tax Resident Enterprises in accordance with the new CIT. A lower withholding tax rate may be applicable if there is tax treaty arrangement between the PRC and the jurisdiction of the foreign investor. The British Virgin Islands, where the Company is incorporated, does not have such a tax treaty with the PRC.
NOTE 8 — MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION
China Contribution Plan
     The Company’s subsidiary and related company established in the People’s Republic of China (“PRC”) participate in a government-mandated multi-employer defined contribution plan. Pursuant to the plan, certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company’s subsidiary and related company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant labor bureau is responsible for meeting all retirement benefit obligations; the Group has no further commitments beyond its monthly contribution. During the nine months ended September 30, 2007, the Group contributed a total of approximately RMB 543 to the plan.
     The following is a summary of the required contribution based on percentage of applicable salaries:

	Beijing	Hefei
Medical insurance benefits	10%	8%
Unemployment insurance	1.5%	2%
Housing funds	8%	5%
On-job injury insurance	0.5%	0.5%
Maternity insurance	0.8%	0.8%
     Employees of the Group located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The calculation of contributions for these eligible employees is based on 20% of the applicable payroll cost in Beijing and Hefei. The PRC government is directly responsible for the payments of the benefits to these employees.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
Profit Appropriation
     Pursuant to laws applicable to entities incorporated in the PRC, the WFOE should make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. The funds appropriations are at the WFOE’s discretion based on the after-tax profit as determined under accounting principles generally accepted in the PRC at each year-end. These reserve funds can only be used for specific purposes of enterprises expansion and staff bonus and welfare and not distributable as cash dividends.
     In addition, MIG should make appropriation from after-tax profit to (i) a statutory general reserve fund, (ii) a statutory public welfare reserve and (iii) discretionary surplus reserve. Appropriations to the statutory general reserve fund are to be made at least 10% of after-tax profit until the accumulated amounts reach 50% of the registered capital. The statutory general reserve can only be used, upon approval obtained from the relevant authority, to offset accumulated losses or increase capital. Appropriations to the statutory public welfare reserve and the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory public welfare reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.
     No appropriations were made by the WFOE or MIG for the general statutory reserves in the nine months ended September 30, 2007 because all entities had an accumulated deficit.
Other
     Registered capital of US $415,000 of WFOE and registered capital of RMB 10,000 of MIG are unavailable for distribution as nominal dividends.
NOTE 9 — RELATED PARTY TRANSACTIONS
     Companies are considered to be related if one company has the ability, directly or indirectly, to control the other company or exercise significant influence over the other company in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Because of related party relationships, it is possible that the terms of the transactions are not the same as those that would result from transactions among wholly unrelated parties. The principle related party transactions for the nine months ended September 30, 2007 are as follows:
     In February 2002, Beijing Since Times Telecommunication Technology Limited (“Since Times”) was established by Wang Bin, a shareholder of the Company. Since Times was primarily developing a K-Java download platform (“Over-the-Air platform”) for CMCC. The Company had receivables from Since Times in the amount of RMB 346 as of September 30, 2007 which were repaid to MIG in December 2007. Expenses of approximately RMB 373 paid by Since Times on behalf of MIG during the nine months ended September 30, 2007 were recorded as a non-cash capital contribution from certain shareholders.
     In August 2007, MIG made a non-interest bearing advance to a senior officer of MIG, for RMB 500, which was then reduced to RMB 485 and was recorded as a current asset - amount due from related parties in the combined balance sheet. This outstanding advance at September 30, 2007 of RMB 485 was subsequently repaid to MIG in December 2007.
     In 2004, the Company made non-interest bearing advances to certain shareholders amounting to RMB 2,000 which were recorded as a reduction of equity in the combined balance sheet. The advances are expected to be repaid within twelve months of September 30, 2007.
     All the balances with the above related parties were unsecured and non-interest bearing.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
NOTE 10 — Certain Concentrations and Risks
Major Customers
     During the nine months ended September 30, 2007, the Group had one customer in excess of 10% of the Group’s revenues, which is CMCC, comprising 92% of total revenues. At September 30, 2007, CMCC accounted for 82% of total accounts receivable.
     The Group relies heavily on CMCC’s networks and gateways and derives substantially all its revenues from service arrangements with CMCC. Although there are a limited number of other WVAS providers in the PRC, none have the scale or customer base that can compare with CMCC. Termination or any significant change in key terms and provisions of our relationship with CMCC as well as any problems on the CMCC networks or gateways would adversely affect our operating results.
PRC Regulations
     The Chinese market in which the Group operates poses certain macro-economic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Group to conduct online game and wireless services in the PRC. Though the PRC has, since 1978, implemented a wide range of market-oriented economic reforms, continued reforms and progress towards a full market-oriented economy are uncertain. In addition, the telecommunication, information, and media industries remain highly regulated. Restrictions are currently in place and are unclear with respect to which segments of these industries foreign owned entities, like the Group, may operate. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate areas such as telecommunication, information and media. Regulatory risks also encompass the interpretation by the tax authorities of current tax laws and regulations, including the applicability of certain preferential tax treatments. The Group’s legal structure and scope of operations in China could be subjected to restrictions which could result in severe limits to the Group’s ability to conduct business in the PRC.
Concentrations of Credit
     Financial instruments that potentially subject the Group to a concentration of credit risk consist of cash, cash equivalents and accounts receivable.
     The Group derives its accounts receivable from revenues earned from customers located in the PRC. The Group performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customer. The Group bases its allowance for doubtful accounts on management’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group reviews past due balances over a specified amount individually for collectibility on a monthly basis. The Group reviews all other balances periodically. The Group charges off accounts receivable balances against the allowance when it determines that the amount will not be recovered.
Foreign Currency Risk
     The majority of the Group’s transactions are denominated in RMB. However, the RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

AWAKEN LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
(RMB in thousands, except share and per share data)
NOTE 11 — SUBSEQUENT EVENTS
     On November 19, 2007, MIG acquired the net assets of Beijing Qinwang Technology Company Limited (“Qinwang”) to expand MIG’s presence in China and strengthen MIG’s relationship with CMCC. In accordance with the terms of the acquisition agreement, Qinwang shareholders received cash consideration of RMB 1,400.
     On November 22, 2007, the Series A Preferred shareholders of Awaken Limited unanimously voted to convert all of their respective shares outstanding into Ordinary Shares at a conversion ratio of 1.666667 Ordinary Shares for each Series A Preferred Share. Upon conversion, Awaken Limited had 2,064,079 Ordinary Shares outstanding and no Preferred Shares outstanding.
     On December 19, 2007, Glu Mobile Inc. completed the acquisition of Awaken Limited and its subsidiary WFOE, and a related company, MIG. In accordance with the terms of the agreement, the Company’s shareholders received approximately US $14.7 million in cash, a portion of which is subject to escrow. Additional payments of up to US $25.0 million in cash and stock in Glu Mobile, Inc. are contingent upon the achievement by the Group of certain financial milestones during 2008, with a portion of the additional payments subject to continued employment of the two principal officers of the Group.
     On January 15, 2008, MIG, Qinwang and Maverick Mobile Entertainment (Beijing) Limited (China), a subsidiary of Glu Mobile Limited, a wholly-owned subsidiary of Glu Mobile, Inc., entered into service, equity and share pledge agreements whereby the primary shareholders of MIG and Qinwang are effectively controlled by Maverick Mobile Entertainment (Beijing) Limited (China).
     On February 29, 2008, MIG received a letter from the lessor of its office premises which stated that the office rental agreement between the two parties would be terminated on March 31, 2008. Accordingly, the future minimum lease payments under noncancelable operating leases would be reduced by RMB 507.